COASTAL FEDERAL SAVINGS BANK AND FIRST FEDERAL OF CHERAW
                 ANNOUNCE COMPLETION OF SALE OF FLORENCE OFFICE

     Myrtle Beach,  South  Carolina,  (March 6, 2000).  Coastal  Federal Savings
Bank, a subsidiary of Coastal Financial Corporation (Nasdaq/CFCP) and First Federal Savings & Loan Association of Cheraw, a subsidiary of Great Pee Dee Bancorp, Inc., today announced the closing of the purchase by First Federal of Cheraw of the Florence, South Carolina branch office from Coastal Federal Savings Bank. Coastal Federal transferred approximately $25 million in deposits to First Federal and sold $10 million in loans in conjunction with this transaction. Coastal Federal expects to record a pretax gain of approximately $1.8 million related to this transaction. Separately, as of March 3, 2000, the Board of Directors approved a restructuring of the securities portfolio. The Bank expects to incur a pretax loss of $1.0 million to $1.8 million in the securities portfolio restructuring.

     Herbert W. Watts, President of First Federal of Cheraw, stated that the two banks will work closely to ensure that the transition is orderly. Watts continued "First Federal of Cheraw is excited to have the opportunity to serve additional customers in the Florence market. Our style of banking is high touch and relationship oriented, so the customers should notice very little change in that regard."

     Michael C. Gerald, President of Coastal Federal said, "We are very pleased that the purchaser of our Florence office shares our commitment to providing a high level of service in the delivery of financial services to the residents of the Pee Dee Region. Our decision to sell the Florence office permits Coastal Federal to better focus our efforts on coastal markets along the coast of North and South Carolina and gain efficiency improvements."